Exhibit 10.1

EMPLOYMENT AGREEMENT

        This Employment Agreement (this “Agreement”) dated as of December 1, 2010, is between HemaCare Corporation (“HemaCare” or the “Company”) and Pete van der Wal (“Executive”). This Agreement supersedes all other previous agreements and/or writings pertaining to the subject matter hereof.

        1.        At-Will Employment. HemaCare hereby employs Executive and Executive hereby accepts employment to render services to the Company in the position and with the duties and responsibilities described in Section 2. Executive’s employment shall be at-will, meaning either Executive or the Company may terminate the employment relationship at any time, with or without cause or notice. No one, other than the Board of Directors, has the authority to change the at-will nature of Executive’s employment, and the only way it can be changed is in a writing signed by the Chairman of the Board. With the exception of at-will employment, all other terms and conditions of employment may be changed at any time in the sole discretion of the Company, with or without cause or notice. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice.

        2.        Position and Responsibilities.

                (a)        Position. Executive accepts employment with HemaCare as President & Chief Executive Officer. Executive shall perform the services in that capacity, subject to any reductions or other modifications to the services, and together with such other and additional services, as may be determined or assigned by HemaCare from time to time. Executive shall be an exempt employee. Therefore, Executive shall be compensated on a salaried basis and is not entitled to overtime premiums. Executive shall devote Executive’s best efforts and full-time attention to the performance of Executive’s duties. Executive shall be subject to the direction of HemaCare’s Board of Directors, which shall retain full control of the means and methods by which Executive performs Executive’s services and the place(s) at which services are rendered. Executive shall be expected to travel if necessary or advisable to meet the obligations of Executive’s position.

                (b)        Other Activity. During the term of this Agreement and except on HemaCare’s prior written consent, Executive shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that creates or might create a conflict of interest with the Company, competes or might compete with the Company’s business or negatively impacts or might impact Executive’s performance, as determined in the sole discretion of the Board of Directors.

                (c)        Representations and Warranties. Executive represents and warrants that (i) Executive is fully qualified and competent to perform the duties for which Executive is being hired, (ii) Executive currently has no employment contract or other obligation to perform any type of services to any third party, and (iii) Executive’s execution of this Agreement, Executive’s employment with HemaCare, and the performance of the proposed duties shall not violate any obligations Executive may have with any other individual or entity. Executive agrees Executive will not use for the benefit of, or disclose to, the Company any confidential information belonging to others unless Executive has prior written permission from the owner of the confidential information (or unless the Company has been granted such permission).

                (d)        Periodic Reviews. Executive shall be subject to periodic reviews by HemaCare. The goal of the reviews shall be to provide Executive and the Company the opportunity to discuss job tasks, identify and help correct weaknesses, encourage and recognize strengths, and discuss methods for improving performance. Executive understands that a positive performance evaluation does not guarantee an increase in salary, or continued long-term employment. Compensation increases and other terms and conditions of employment are determined by and at the sole discretion of the Board of Directors. In addition to these more formal performance evaluations, HemaCare encourages Executive to discuss job performance on an ongoing basis.

        3.        Compensation and Benefits.

                (a)        Compensation. In consideration of the services to be rendered under this Agreement, HemaCare shall pay Executive a monthly salary in the amount of Eighteen Thousand Seven Hundred Fifty Dollars and Zero cents ($18,750.00), payable pursuant to HemaCare’s policies and procedures, as they may be amended by HemaCare in its sole discretion. HemaCare’s Board of Directors shall periodically review Executive’s compensation and shall determine, in its sole discretion, whether and how much the existing compensation shall be adjusted, without regard to any policy or practice HemaCare may have for adjusting salaries. All compensation and comparable payments to be paid to Executive under this Agreement shall be subject to withholdings required or otherwise allowed by law. Executive acknowledges that notwithstanding this Agreement, Executive’s compensation, as well as the other terms, conditions and benefits of employment are at-will and may be changed at any time in the sole discretion HemaCare.

                (b)        Discretionary Bonus. Executive may be entitled to up to 67% of the base annual salary for achieving specified goals determined by the Board of Directors. The discretionary bonus structure will typically put 100% of Executive’s bonus at risk. Bonuses shall be paid no later than March 15 of the following calendar year.

                (c)        Stock Options. Executive’s most recent grant of stock options was on December 9, 2009 for 75,000 shares, vesting in 25% increments in December 2010, December 2011, December 2012, & December 2013. These shares were priced at their fair market value at the close of business on the date of the grant. If Executive’s employment with HemaCare ends for any reason, Executive will have up to the earlier of (i) three months from the last day of employment, or (ii) the expiration date of the original option term, in which to exercise any options that may have vested during Executive’s employment. All of Executive’s options shall vest at the time of a sale of HemaCare. From time to time, Executive may be awarded additional options based on their availability in HemaCare’s stockholder approved plan, Executive’s performance and in the discretion of the Board of Directors, including a majority vote of non-employee Directors, if any.

                (d)        Benefits.

                        (i)        Paid Time Off. Executive shall be entitled to paid time off (“PTO”) in accordance with HemaCare’s Employee Handbook. PTO shall accrue as stated in HemaCare’s Employee Handbook. Once the maximum accrual amount has been reached, no additional PTO will be earned until previously accrued PTO time is used. Executive will not be given retroactive credit for any period of time in which Executive did not accrue PTO because Executive was at the maximum. At year-end, any accrued, unused PTO at or below the maximum accrual amount will carry over to the subsequent year. Executive shall request PTO as far in advance as possible. PTO shall be scheduled so as to provide adequate coverage of Executive’s job and staff requirements. Executive must use accrued PTO for absences away from work to the fullest extent permitted by law. PTO does not accrue during unpaid leaves of absence or other periods of inactive service.

                        (ii)        Other Benefits. As Executive becomes eligible, Executive shall have the right to participate in and receive benefits from applicable present and future benefit plans specified in HemaCare’s Employee Handbook. The eligibility for, amount and extent of benefits to which Executive may be entitled shall be governed by the specific benefit plans, as amended from time to time. HemaCare reserves the ability, in its sole discretion, to adjust Executive’s benefits provided under this Agreement. No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the terms of this Agreement, any renewal thereof, or its termination.

                (e)        Expenses. HemaCare shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties, in accordance with HemaCare’s Employee Handbook, as it may be amended from time to time in HemaCare’s sole discretion. Executive must obtain written approval prior to incurring any expense in excess of $5,000.

        4.        Termination of Employment.

                (a)        By HemaCare or Executive At-Will. Executive acknowledges that Executive’s employment at the Company shall be at-will. Therefore, Executive acknowledges that the Company or Executive may terminate Executive’s employment at any time, with or without notice or cause. HemaCare shall pay to Executive any compensation then due and owing, including but not limited to any accrued, unused PTO. Thereafter, all obligations of HemaCare under this Agreement (except Section 5, if applicable) shall cease.

                (b)        By Disability. If, by reason of any physical or mental disability, Executive has been or will be prevented from properly performing the essential functions of Executive’s position for more than thirty (30) days in any one (1) year period, even with reasonable accommodations, if any can be provided by HemaCare without causing undue hardship on the Company, HemaCare may terminate employment on fourteen (14) days’ advance written notice. HemaCare shall pay Executive all compensation to which Executive is entitled, including but not limited to any accrued, unused PTO, through the last business day of the notice period. Thereafter, all obligations of HemaCare under this Agreement shall cease.

                (c)        By Death. Employment shall terminate automatically on Executive’s death. HemaCare shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter, all obligations of HemaCare under this Agreement shall cease. In the event Executive’s employment with HemaCare terminates pursuant to this Section 4(c), Section 5 shall not apply.

                (d)        Termination Obligations.

                        (i)        Executive agrees that all property, including, without limitation, all equipment, tangible Confidential Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created or stored on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to employment, belongs to HemaCare and shall be returned promptly to HemaCare on termination of Executive’s employment.

                        (ii)        All benefits to which Executive is otherwise entitled shall cease on Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of HemaCare, or unless required by law.

                        (iii)        On termination of Executive’s employment, Executive shall be deemed to have resigned from all positions and released all signature powers and other powers and authorities then held with HemaCare or any HemaCare affiliate.

                        (iv)        The representations and warranties contained in this Agreement and Executive’s obligations under this Section 4(d) on Termination Obligations and Section 7 below on Confidential Information and all other post termination obligations of Executive shall survive the termination of Executive’s employment.

                        (v)        After termination, Executive shall fully cooperate with HemaCare in all matters relating to the winding up of pending work on behalf of HemaCare and the orderly transfer of work to other HemaCare executives or employees. Executive shall also cooperate in the prosecution or defense of any action brought by any third party against HemaCare that relates in any way to Executive’s acts or omissions while employed by HemaCare.

        5.        Compensation on Change of Control. On a Change of Control, as defined below, if (except as set forth below) Executive is employed by HemaCare as of the date the Change of Control occurs, Executive shall be entitled to receive a lump sum payment equal to one hundred percent (100%) of Executive’s annual base salary, provided Executive delivers to HemaCare an executed general release with a Civil Code §1542 waiver (in a form acceptable to HemaCare) of all claims relating to Executive’s employment and does not revoke such release in accordance with its terms. The payment shall be payable to Executive at any time within one (1) year after the Change of Control. For purposes of this Agreement “annual base salary” shall mean one (1) year of base salary, at the highest base salary rate Executive was paid by the Company in the twelve months prior to the Change of Control. Anything in this Agreement to the contrary notwithstanding, if the Company terminates Executive’s employment prior to the date the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (b) otherwise arose in connection with or anticipation of a Change of Control, then for purposes of this Agreement, Executive shall be deemed to be employed by the Company as of the date the Change of Control occurs and thus entitled to payment pursuant to this Section. All outstanding stock options previously granted (and not yet lapsed) under any Company stock option plan, whether vested or unvested, shall be accelerated and become immediately exercisable for a period not exceeding the lesser of (i) six (6) months after Executive’s termination incident to the Change of Control; or (ii) the expiration date of the original option term. For purposes of this Agreement, a “Change in Control” shall mean only the acquisition by any individual, entity or group (as defined in IRS regulations) (a “Person”) of beneficial ownership (within the meaning of Rule 13-d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than eighty percent (80%) of either (i) the outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided however that for purposes of this Section 5, the following acquisitions of stock shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (ii) any transaction, the purpose of which is to change the state of incorporation.

The prior portions of this Section 5 notwithstanding, the Executive shall not be entitled to a payment as a result of a Change in Control if the Change in Control is a transaction with respect to the Company's shares in which the Executive participates as a buyer, as part of a buying group or on behalf of the buyer. Further, if management of the Company or portion thereof arrange a Change in Control transaction with respect to the Company's shares, and the Executive remains employed by the Company thereafter (even if the Executive does not participate as a buyer, as part of a buying group or on behalf of the buyer), the Executive shall not be entitled to a payment as a result of the Change in Control.

        6.        Confidential Information.

                (a)        Acknowledgments Regarding Confidential Information. Executive acknowledges that during Executive’s employment, Executive will learn Confidential Information of HemaCare and its customers. “Confidential Information” includes, but is not limited to, business information which at the time or times concerned is not generally known to the public (other than by the act or acts of an individual not authorized by the Company to disclose such information) and which relates to any one or more of the aspects of the business of the Company, including, without limitation, pricing plans; price structuring; contract terms, financial records, business, marketing, and strategic plans; personnel and payroll records; the identity of, contact information for, and any other account information on customers (current and/or prospective), vendors, and suppliers; inventions, programs, formulas, techniques, and processes; service specifications; customer preferences; advertising sources; sales reports; and any other Company documentation and information. Executive acknowledges that all of the foregoing Confidential information is considered a trade secret of HemaCare and protected both under this Agreement and Civil Code §3426, et seq.

                (b)        Ownership of Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company, and that any unauthorized disclosure could cause serious harm. Executive understands that the value of such Confidential Information depends on it remaining confidential, that the Company will depend on Executive to maintain confidentiality and Executive accepts that position of trust. Executive will cooperate with HemaCare and use Executive’s best efforts to prevent the unauthorized dissemination, disclosure, use or reproduction of any Confidential Information During and after employment, Executive will not disclose, disseminate, reproduce or use such Confidential Information for Executive’s benefit or for the benefit of anyone else, but only for the benefit of the Company and as necessary to carry out Executive’s responsibilities under this Agreement. Executive will not copy, reproduce (in whole or in part), or remove any materials containing any such Confidential Information from HemaCare’s premises unless required by Executive’s job or unless Executive has written authorization from the Company. Executive shall maintain at Executive’s work station and/or any other place under Executive’s control only such Confidential Information as Executive has a current “need to know.” Executive shall return to the appropriate person or location or otherwise properly dispose of Confidential information once that need to know no longer exists. Executive shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

                (c)        Computer Data and Electronic Systems. Executive acknowledges that the Company’s computer and other electronic systems and all related equipment and databases are the property of HemaCare and contain Confidential Information belonging to the Company. Executive acknowledges that all such systems and equipment may be monitored by the Company at any time, in the Company’s discretion. Executive acknowledges that Executive has no expectation of privacy in connection with the use of said systems and equipment and consents to HemaCare’s monitoring. Executive agrees to take all steps necessary to protect the equipment and the information stored on the equipment from improper use, disclosure or dissemination.

                (d)        Third-Party Information. Executive acknowledges that HemaCare has received and in the future will receive from third parties (including the Company’s customers) their confidential information subject to a duty to maintain the confidentiality of this information and to use it only for certain limited purposes. Executive agrees that Executive owes the Company and these third parties, a duty to hold all such confidential information in the strictest confidence and not to disseminate, disclose or use it, except as necessary to perform Executive’s obligations hereunder and as is consistent with the Company’s agreement with third parties.

                (e)        Interference with Business. To avoid disruption of HemaCare’s business, Executive agrees that for a period of one (1) year after termination of employment, Executive shall not, directly or indirectly, either on behalf of Executive or on behalf of any other individual or entity, including any competitor of the Company, (i) solicit any customer of the Company known to Executive during Executive’s employment to have been a customer, or (ii) solicit for employment any person employed by the Company, through the use, in any way, of the Company’s trade secrets (as defined above). Executive acknowledges and agrees that these restrictions are required for legitimate business purposes to protect HemaCare’s trade secrets and are not intended to create an unlawful restriction on competition or solicitation. Executive acknowledges and agrees this Section of the Agreement is binding and enforceable pursuant to Edwards v. Arthur Andersen LLP (2008) 44 Cal.4th 937 and its progeny, including but not limited to The Retirement Group, Inc. v. Galante (2009) 176 Cal.App.4th 1226.

        7.        Notices. Any notice or other communication under this Agreement must be in writing and shall be effective on delivery by hand, upon facsimile transmission to HemaCare (but only on receipt by Executive of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to HemaCare or to Executive at the corresponding address or fax number (if any) below. Executive shall be obligated to notify HemaCare in writing of any change in address. Notice of change of address shall be effective only when done in accordance with this Section.

HemaCare’s Notice Address:	Executive’s Notice Address:
Attn.: Steven Gerber, M.D.	Pete van der Wal
15350 Sherman Way #350	2030 Kristen Lee Drive
Van Nuys, CA 91406	Westlake Village, CA 91361
Fax No.: (818) 251-5356	Fax No.: (818) 889-7912

        8.        Action by HemaCare. All actions required or permitted to be taken under this Agreement by HemaCare, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Board of Directors.

        9.        Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by HemaCare. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and this Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements.

        10.        Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

        11.        Assignment; Successors and Assigns. Executive shall have no power to, and agrees Executive will not purport to assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. This Agreement shall bind and shall benefit the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

        12.        Severability. If any provision of this Agreement or its application to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

        13.        Attorneys’ Fees. In any legal action or other proceeding brought to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

        14.        Injunctive Relief. If Executive breaches or threatens to breach any of the covenants in this Agreement the parties acknowledge and agree that the damage or imminent damage to HemaCare’s operations or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, HemaCare shall be entitled to injunctive relief in the event of any breach or threatened breach in addition to any other relief (including damages) available to HemaCare under this Agreement or under law, without the need to post bond.

        15.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        16.        Interpretation. The provisions of this Agreement have been negotiated by the parties and are the result negotiation. Accordingly, this Agreement shall be construed as a whole, with each provision construed according to its fair meaning, and not strictly in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement

        17.        Miscellaneous.

                (a)        The Company’s obligation to make the payments provided for in Section 5 of this Agreement if any, shall not be affected by any set-off, counterclaim, recoupment defense or other claim, right or action which the Company may have against Executive or others.

                (b)        In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable under Section 5, if any. Such amount shall not be reduced whether or not Executive obtains other employment.

                (c)        The Company shall have no liability for any tax liability of Executive attributable to any payments made under this Agreement. The Company may withhold from any amount payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                (d)        Anything in this Agreement to the contrary notwithstanding, (i) in the event that any payment to or for Executive’s benefit (whether payable pursuant to the terms of this Agreement or otherwise) would not be deductible by the Company as a result of Section 280G of the Code, the aggregate amount payable under Section 5, if any, shall be reduced (but not below zero ($0.00) dollars), so that after giving effect to such reduction, no payment to or for Executive’s benefit will fail to be deductible because of Section 280G, and (ii) if Executive establishes (in accordance with Section 280G) that all or any portion of the aggregate “parachute payments” (as defined in Section 280G) payable to or for Executive’s benefit constitute reasonable compensation for services actually rendered, and if the present value of all such “parachute payments” which constitute reasonable compensation exceeds two hundred ninety-nine percent (299%) of Executive’s “base amount” (as defined in Section 280G), Executive shall be entitled to receive an amount equal to (but not greater than) the present value of all such “parachute payments” which constitute reasonable compensation. For purposes of this subsection (d), the “present value” of any payment shall be determined by using a discount rate equal to 120 percent of the applicable federal rate (determined under Section 1274(d) of the Code, compounded semiannually. If it is established that, notwithstanding the good faith of Executive and the Company in applying the terms of this subsection (d), the aggregate “parachute payments” paid to or for Executive’s benefit are in an amount that would result in any portion of such “parachute payments” not being deductible, Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (1) the excess of the aggregate “parachute payments” paid to or for Executive’s benefit over the aggregate “parachute payments” that could have been paid to or for Executive’s benefit without any portion of such “parachute payments” not being deductible; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code), compounded semiannually, from the date of the receipt of such excess by or for Executive’s behalf until the date of such payment.

                (e)        Notwithstanding any provision in this Agreement to the contrary, the Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with such intention. If, upon separation from employment, Executive is a “specified employee” (as defined in Section 409A), the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following Executive’s separation from employment until the earlier of (i) ten (10) days after the Company receives notification of Executive’s death, or (ii) the first business day of the seventh (7th) month following Executive’s separation from employment. Any such delayed payment shall be made without interest.

        18.        Executive Acknowledgment. Executive acknowledges (i) Executive had the opportunity to consult legal counsel in regard to this Agreement; (ii) Executive has read and understands this Agreement; (iii) Executive is fully aware of its legal effect; and (iv) Executive has entered into this Agreement it freely and voluntarily and based on Executive’s own judgment and not on any representations or promises other than those contained in this Agreement.

        The parties have duly executed this Agreement as of the date first written above.

HemaCare Corporation

/s/ Pete van der Wal	/s/ Steven Gerber
Pete van der Wal	Steven Gerber, M.D.
President & Chief Executive Officer	Chairman of the Board

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